As filed with the Securities and Exchange Commission on February 15, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
WCA WASTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0829917 (I.R.S. Employer Identification No.)

One Riverway, Suite 1400 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)
Amended and Restated
2004 WCA Waste Corporation Incentive Plan
(Full title of the plan)
J. Edward Menger
WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
(Name and address of agent for service)
(713) 292-2400
(Telephone number, including area code, of agent for service)

Copies to:
Jeff C. Dodd
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered	per share	price	fee
Common Stock, par value $0.01 per share	644,334 shares (1)(3)	$9.52 (1)	$6,134,059.68	$656.35
Common Stock, par value $0.01 per share	855,666 shares (2)(3)	$7.25 (2)	$6,203,578.50	$663.78

(1)	Represents shares of common stock reserved for issuance pursuant to outstanding stock options having a weighted average exercise price of $9.52 granted pursuant to the Amended and Restated 2004 WCA Waste Corporation Incentive Plan. The registration fee for such shares was calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the weighted average exercise price of such options.

(2)	Represents 514,929 shares of common stock reserved for issuance under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan and 340,737 shares of common stock issued prior to the date hereof under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan. The registration fee for such shares was calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on February 8, 2006 as reported on The Nasdaq National Market.

(3)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of shares of Common Stock that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares of common stock.

EXPLANATORY NOTE
     This registration statement on Form S-8 includes a reoffer prospectus prepared in accordance with Instruction C of Form S-8 and Part I of Form S-3. The reoffer prospectus relates solely to reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 340,737 shares that constitute “restricted securities” that were issued to officers, non-employee directors and other employees of WCA Waste Corporation under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan prior to the filing of this registration statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. WCA Waste Corporation (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Securities and Exchange Commission or its staff a copy of any or all of the documents included in the file.

PROSPECTUS
340,737 Shares
WCA Waste Corporation
Common Stock

     The selling stockholders identified in this prospectus will from time to time sell the shares of our common stock offered by this prospectus. Please read “Selling Stockholders.” The shares to be sold by the selling stockholders were acquired pursuant to the Amended and Restated WCA Waste Corporation Incentive Plan.
     The sales may occur in transactions on The Nasdaq National Market at prevailing market prices, in negotiated transactions or through a combination of these methods. The selling stockholders may offer the shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
     The shares of common stock included in this prospectus are “restricted securities” under the Securities Act of 1933, as amended, before their sale under this prospectus as such shares were not previously registered. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction (except for those shares sold on behalf of our executive officers and directors which must comply with Rule 144). The selling stockholders and any broker-dealer or agents involved in the sale or resale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In addition, any commissions, discounts or concessions paid to any such broker-dealer or agent in connection with the sale or resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Please read “Plan of Distribution.”
     Our common stock is listed for quotation on The Nasdaq National Market under the symbol “WCAA.” On February 14, 2006, the last reported sales price of our common stock, as reported on The Nasdaq National Market, was $7.67 per share.
     Our principal executive offices are located at One Riverway, Suite 1400, Houston, Texas 77056, and our telephone number is (713) 292-2400.
     Unless the context requires otherwise, references in this prospectus to “WCA Waste Corporation,” “we,” “us” or “our” refer to WCA Waste Corporation and its direct and indirect subsidiaries on a consolidated basis.
     Investing in our common stock involves risk. Please read “Risk Factors” beginning on page 1.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 15, 2006.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales of our common stock are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or any sale of shares of our common stock. The information contained in the documents incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Neither the delivery of this prospectus nor any sale or offer to sell the shares made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
 i

RISK FACTORS
     Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated and deemed to be incorporated in this prospectus. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also harm our business.
Risks Relating to Our Acquisition Program
We may be unable to identify, complete or integrate future acquisitions, which may harm our prospects.
     We may be unable to identify appropriate acquisition candidates. If we do identify an appropriate acquisition candidate, we may not be able to negotiate acceptable terms or finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued financing may not be available or available on reasonable terms, any new businesses may not generate revenues comparable to our existing businesses, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably or accretive to our earnings.
We compete for acquisition candidates with other purchasers, some of which have greater financial resources and may be able to offer more favorable terms, thus limiting our ability to grow through acquisitions.
     Other companies in the solid waste services industry also have a strategy of acquiring and consolidating regional and local businesses. We expect that as the consolidation trend in our industry continues, the competition for acquisitions will increase. Competition for acquisition candidates may make fewer acquisition opportunities available to us or make those opportunities more expensive.
In connection with financing acquisitions, we may incur additional indebtedness, or may issue additional shares of our common stock which would dilute the ownership percentage of existing stockholders.
     We intend to finance acquisitions with available cash, borrowings under our credit facility, shares of our common stock or a combination of these means. As a result, we may incur additional indebtedness or issue additional shares of our common stock which would dilute the ownership percentage of existing stockholders. Our credit facility contains covenants restricting, among other things, the amount of additional indebtedness. We expect to offer shares of our common stock as some or all of the consideration for certain acquisitions. Our ability to do so will depend in part on the attractiveness of our common stock. This attractiveness may depend largely on the capital appreciation prospects of our common stock compared to the common stock of our competitors. If the market price of our common stock were to decline materially over a prolonged period of time, we may find it difficult to use our common stock as consideration for acquisitions.
Businesses that we acquire may have unknown liabilities and require unforeseen capital expenditures, which would adversely affect our financial results.
     We may acquire businesses with liabilities that we fail to discover, including liabilities arising from non-compliance with environmental laws by prior owners for which we may be responsible as the successor owner. Moreover, as we integrate a new business, we may discover that required expenses and capital expenditures are greater than anticipated, which would adversely affect our financial results.
Rapid growth may strain our management, operational, financial and other resources, which would adversely affect our financial results.
     Executing our acquisition strategy will require significant time from our senior management. We may also be required to expand our operational and financial systems and controls and our management information systems capabilities. We may also need to attract and train additional senior managers, technical professionals and other employees. Failure to do any of these could restrict our ability to maintain and improve our profitability while continuing to grow.
We may incur charges related to acquisitions, which could lower our earnings.
     We capitalize some expenditures and advances relating to acquisitions and pending acquisitions, but expense indirect acquisition costs, including general corporate overhead, as they are incurred. Any unamortized capitalized expenditures and advances (net of any amount that we estimate we will recover, through sale or otherwise) that relate to any pending acquisition that is not consummated will be expensed. We, therefore, may incur charges in future periods, which could lower our earnings.
Risks Relating To Our Business
We are subject to environmental and safety laws, which restrict our operations and increase our costs.
     We are subject to extensive federal, state and local laws and regulations relating to environmental protection and occupational safety and health. These include, among other things, laws and regulations governing the use, treatment, storage and disposal of wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances. Our compliance with existing regulatory requirements is costly, and continued changes in these regulations could increase our compliance costs. Government laws and regulations often require us to enhance or replace our equipment and to modify landfill operations and may, in the future, require us to initiate final closure of a landfill. We are required to obtain and maintain permits that are subject to strict regulatory requirements and are difficult and costly to obtain and maintain. We may be unable to implement price increases sufficient to offset the cost of complying with these laws and regulations. In addition, regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums over the amounts that we have accrued.
We may become subject to environmental clean-up costs or litigation that could curtail our business operations and materially decrease our earnings.
     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, and analogous state laws provide for the remediation of contaminated facilities and impose strict joint and several liability for remediation costs on current and former owners or operators of a facility at which there has been a release or a threatened release of a “hazardous substance.” This liability is also imposed on persons who arrange for the disposal of and who transport such substances to the facility. Hundreds of substances are defined as “hazardous” under CERCLA and their presence, even in small amounts, can result in substantial liability. The expense of conducting a cleanup can be significant. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have liability because these substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by companies that we acquire even if we did not collect or dispose of the waste while we owned the landfill. The actual costs for these liabilities could be significantly greater than the amounts that we might be required to accrue on our financial statements from time to time.
     In addition to the costs of complying with environmental regulations, we may incur costs to defend against litigation brought by government agencies and private parties. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We may in the future be a defendant in lawsuits brought by governmental agencies and private parties who assert claims alleging environmental damage, personal injury, property damage and/or violations of permits and licenses by us. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could curtail our business operations and may decrease our earnings.
Our accruals for landfill closure and post-closure costs may be inadequate, and our earnings would be lower if we are required to pay or accrue additional amounts.
     We are required to pay closure and post-closure costs of any disposal facilities that we own or operate. We accrue for future closure and post-closure costs of our owned landfills, for a term of up to 30 years for landfills, based on engineering estimates of future requirements associated with the final landfill design and closure and post-

closure process. Our obligations to pay closure and post-closure costs, including for monitoring, may exceed the amount we accrued, which would adversely affect our earnings. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action, including changes in closing or monitoring activities, types and quantities of materials used or the period of required post-closure monitoring. These factors could substantially increase our operating costs and therefore impair our ability to invest in our existing facilities or new facilities. The amount of our accruals is based upon estimates by management and engineers and accountants. We review at least annually our estimates for closure and post-closure costs, and any change in our estimates could require us to accrue additional amounts.
We may be unable to obtain financial assurances necessary for our operations, which could result in the closure of landfills or the termination of collection contracts.
     We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to landfill closure and post-closure obligations, our landfill operations, and other collection and disposal contracts. We satisfy these financial assurances requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. During the past three years, the costs associated with bonding and insurance have risen dramatically, the financial capacity and other requirements imposed by bonding and insurance companies have become more difficult to comply with than in prior years, and the number of these bonding and insurance companies has decreased. We have been required, and may in the future be required, to obtain personal guarantees from certain of our senior executive officers, directors and an affiliate of our largest stockholder in order to obtain these types of instruments. We have compensated and indemnified, and may in the future compensate and indemnify, our senior executive officers, directors and the affiliate of our largest stockholder for these guarantees. We may be unable to provide the level of financial assurance that we are required to provide in the future or it may become too costly to do so, which in either case could result in the closure of landfills or the termination of collection contracts.
Our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and force us to sell assets, incur debt, or sell equity on unfavorable terms.
     Our ability to remain competitive, grow and maintain operations largely depends on our cash flow from operations and access to capital. Maintaining our existing operations and expanding them through internal growth or acquisitions requires large capital expenditures. As we undertake more acquisitions and further expand our operations, the amount we expend on capital, closure and post-closure and remediation expenditures will increase. These increases in expenditures may result in lower levels of working capital or require us to finance working capital deficits. We intend to continue to fund our cash needs through cash flow from operations and borrowings under our credit facility, if necessary. However, we may require additional equity or debt financing to fund our growth.
     We do not have complete control over our future performance because it is subject to general economic, political, financial, competitive, legislative, regulatory and other factors. It is possible that our business may not generate sufficient cash flow from operations, and we may not otherwise have the capital resources, to allow us to make necessary capital expenditures. If this occurs, we may have to sell assets, restructure our debt or obtain additional equity capital, which could be dilutive to our stockholders. We may not be able to take any of the foregoing actions, and we may not be able to do so on terms favorable to us or our stockholders.
Increases in the costs of disposal may reduce our operating margins.
     We dispose of approximately one-fourth of the waste that we collect in landfills operated by others, but that rate may increase in the future. We may incur increases in disposal fees paid to third parties or in the costs of operating our own landfills. Failure to pass these costs on to our customers may reduce our operating margins.
Increases in the costs of labor may reduce our operating margins.
     We compete with other businesses in our markets for qualified employees. The labor market is currently tight in many of the areas in which we operate. A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees or to hire more expensive temporary employees. Labor is our second largest operating cost, and even relatively small increases in labor costs per employee could materially affect our cost structure. Failure to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas may reduce our operating margins.
Increases in the costs of fuel may reduce our operating margins.
     The price and supply of fuel needed to run our collection and transfer trucks and our landfill equipment is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. For the nine months ended September 30, 2005 and during 2004, we experienced increases in the cost of diesel fuel as a percentage of revenue of 6.2% and 4.9%, respectively, as compared to prior periods. Any significant price escalations or reductions in the supply could increase our operating expenses or interrupt or curtail our operations. Failure to offset all or a portion of any increased fuel costs through increased fees or charges would reduce our operating margins.
Increases in costs of insurance would reduce our operating margins.
     One of our largest operating costs is for insurance coverage, including general liability, automobile physical damage and liability, property, employment practices, pollution, directors and officers, fiduciary, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in our primary general liability, automobile liability and employer’s liability policies. Changes in our operating experience, such as an increase in accidents or lawsuits or a catastrophic loss, could cause our insurance costs to increase significantly or could cause us to be unable to obtain certain insurance. Increases in insurance costs would reduce our operating margins. Changes in our industry and perceived risks in our business could have a similar effect.
We may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations, which could result in uninsured losses that would adversely affect our financial condition.
     Integrated non-hazardous waste companies are exposed to a variety of risks that are typically covered by insurance arrangements. However, we may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations for a variety of reasons. Increases in insurance costs and changes in the insurance markets may, given our resources, limit the coverage that we are able to maintain or prevent us from insuring against certain risks. Large or unexpected losses may exceed our policy limits, adversely affecting our results of operations, and may result in the termination or limitation of coverage, exposing us to uninsured losses, thereby adversely affecting our financial condition.
Our failure to remain competitive with our numerous competitors, some of which have greater resources, could adversely affect our ability to retain existing customers and obtain future business.
     Our industry is highly competitive. We compete with large companies and municipalities, many of which have greater financial and operational resources. The non-hazardous solid waste collection and disposal industry is led by three large national, publicly traded waste management companies that account for approximately 57% of the estimated $43.0 billion of annual industry revenues. The industry also includes numerous regional and local companies. Additionally, many counties and municipalities operate their own waste collection and disposal facilities and have competitive advantages not available to private enterprises. We also encounter competition from alternatives to landfill disposal, such as recycling and incineration, that benefit from state requirements to reduce landfill disposal. If we are unable to successfully compete against our competitors, our ability to retain existing customers and obtain future business could be adversely affected.
We may lose contracts through competitive bidding, early termination or governmental action, or we may have to substantially lower prices in order to retain certain contracts, any of which would cause our revenues to decline.
     We are parties to contracts with municipalities and other associations and agencies. Many of these contracts are or will be subject to competitive bidding. We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term. If we were not able to replace revenues from contracts lost through competitive bidding or early termination or from lowering prices or from the renegotiation of existing contracts with other revenues within a reasonable time period, our revenues could decline.
     Municipalities may annex unincorporated areas within counties where we provide collection services, and as a result, our customers in annexed areas may be required to obtain service from competitors who have been franchised or contracted by the annexing municipalities to provide those services. Some of the local jurisdictions in which we currently operate grant exclusive franchises to collection and disposal companies, others may do so in the future, and we may enter markets where franchises are granted by certain municipalities. Unless we are awarded a franchise by these municipalities, we will lose customers which will cause our revenues to decline.
Comprehensive waste planning programs and initiatives required by state and local governments may reduce demand for our services, which could adversely affect our waste volumes and the price of our landfill disposal services.
     Many of the states in which we operate landfills require counties and municipalities to formulate comprehensive plans to reduce the volume of solid waste disposed of in landfills through waste planning, recycling, composting or other programs. Some state and local governments mandate waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These actions may reduce the volume of waste going to landfills in certain areas, and therefore our landfills may not continue to operate at currently estimated volumes or they may be unable to charge current prices for landfill disposal services.
Covenants in our credit facility and the agreements governing our other indebtedness may limit our ability to grow our business and make capital expenditures.
     Our credit facility and certain of the agreements governing our other indebtedness impose financial covenants and ratios that we must satisfy and other covenants that limit certain actions that we may take (including, among other things, our ability to incur additional indebtedness, grant liens and make investments) and acquisitions. All of these restrictions could affect our ability to take advantage of potential business opportunities. Our ability to comply with these covenants and restrictions may be affected by changes in economic or business conditions or other events beyond our control.
     Failure to observe these restrictions could result in a default, allowing acceleration of the debt incurred under those agreements, requiring us to repay the indebtedness under such credit facility and, if we were unable to do so, allowing the lenders to foreclose on their collateral (which includes substantially all of the assets we own, including the stock and assets of our subsidiaries). A default also could result from our inability to repay any indebtedness when due. Moreover, default under one agreement could lead to an acceleration of indebtedness under other agreements that contain cross-acceleration or cross-default provisions.
Changes in interest rates may affect our profitability.
     Our acquisition strategy could require us to incur substantial additional indebtedness in the future, which will increase our interest expense. Further, to the extent that these borrowings are subject to variable rates of interest, increases in interest rates will increase our interest expense, which will affect our profitability. Effective November 1, 2005, the Company entered into an interest rate swap agreement whereby it exchanged $150 million of its floating rate debt for five-year fixed-rate debt. The LIBOR base interest rate for this portion will be increased by 0.685% for the balance of 2005 and will be 4.885% for the remainder of the term. As of November 30, 2005, we had $11.5 million of floating rate-based long-term debt. If interest rates were to change by 100 basis points, or 1%, this would result in a corresponding change of $0.1 million in annual interest expense.
Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.
     Labor unions have in the past attempted to organize our employees, and these efforts will likely continue in the future. At its 2003 national meeting, the International Brotherhood of Teamsters announced that our industry is one in which it will begin focusing its efforts. In March 2001, a group of employees chose to be represented by a union, and we negotiated a collective bargaining agreement with them. As of October 31, 2005, there were 15 employees in that group. Additional groups of employees may seek union representation in the future, and the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of these work stoppages, our operating expenses could increase significantly.
A general downturn in U.S. economic conditions may reduce our business prospects and decrease our revenues and cash flows.
     Our business is affected by general economic conditions. Any extended weakness in the U.S. economy could reduce our business prospects and could cause decreases in our revenues and operating cash flows. In addition, in a down-cycle economic environment, we would likely experience the negative effects of increased competitive pricing pressure and customer turnover.
Current and proposed laws may restrict our ability to operate across local borders which could affect our manner, cost and feasibility of doing business.
     As of September 30, 2005, approximately $1.6 million, or 1.9%, of our revenue was earned from the disposal of waste that is generated in a state other than the state where it is disposed. Accordingly, only a small portion of our operations cross state borders, but these operations could increase in the future. Some states have imposed restrictions on collection routes and disposal locations. Our collection, transfer and landfill operations may also be affected in the future by proposed “flow control” legislation that would allow state and local governments to direct waste generated within their jurisdictions to a specific facility for disposal or processing. Moreover, in the future, our operations may be affected by proposed federal legislation authorizing states to regulate, limit or perhaps even prohibit interstate shipments of waste. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of out-of-state waste in our landfills, whether collected by us or by third parties which could affect our manner, cost and feasibility of doing business.
We may not be successful in expanding the permitted capacity of our current or future landfills, which could restrict our growth, increase our disposal costs, and reduce our operating margins.
     Our ability to meet our growth objectives depends in part on our ability to expand landfill capacity, whether by acquisition or expansion. Exhausting permitted capacity at a landfill would restrict our growth, and reduce our financial performance in the market served by the landfill since we would be forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors, thereby increasing our waste disposal expenses. Although we have received final permits on expansions at our existing landfills, there may be challenges, comments, or delays that could have an adverse effect on our operations in these markets. Obtaining required permits and approvals to expand landfills has become increasingly difficult and expensive, requiring numerous hearings and compliance with various zoning, environmental and regulatory laws and drawing resistance from citizens, environmental or other groups. Even if permits are granted, they may contain burdensome terms and conditions or the timing required may be extensive and could affect the remaining capacity at the landfill. We may choose to delay or forego tuck-in acquisitions in markets where the remaining lives of our landfills are relatively short because increased volumes would further shorten the lives of these landfills.
Risks Relating to Our Operations and Corporate Organization
Poor decisions by our regional and local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.
     We manage our operations on a decentralized basis. Therefore, regional and local managers have the authority to make many decisions concerning their operations without obtaining prior approval from executive officers. Poor decisions by regional or local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.

We are vulnerable to factors affecting our local markets, which could adversely affect our stock price relative to our competitors.
     The non-hazardous waste business is local in nature. Accordingly, our business in one or more regions or local markets may be adversely affected by events and economic conditions relating to those regions or markets even if the other regions of the country are not affected. As a result, our financial performance may not compare favorably to our competitors with operations in other regions, and our stock price could be adversely affected.
Seasonal fluctuations will cause our business and results of operations to vary among quarters, which could adversely affect our stock price.
     Based on historical trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters, and again lower in the fourth quarter. This seasonality generally reflects the lower volume of solid waste generated because of decreased construction and demolition activities during the winter months. Adverse weather conditions negatively affect waste collection productivity, resulting in higher labor and operational costs. The general increase in precipitation during the winter months increases the weight of collected waste, resulting in higher disposal costs, as costs are often calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months. As a result our stock price may be negatively affected by these variations. Additionally, severe weather during any time of the year can negatively affect the costs of collection and disposal and may cause temporary suspensions of our collection and disposal services. Long periods of inclement weather may interfere with collection and landfill operations, delay the construction of landfill capacity and reduce the volume of waste generated by our customers. Any of these conditions can adversely affect our business and results of operations, which could negatively affect our stock price.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
     We are currently documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and our stock price.
Our success depends on key members of our senior management, the loss of any of whom could disrupt our customer and business relationships and our operations.
     We believe that our continued success depends in large part on the sustained contributions of our chairman of the board and chief executive officer, Mr. Tom J. Fatjo, Jr., our president and chief operating officer, Mr. Jerome M. Kruszka, and other members of our senior management. We rely on them to identify and pursue new business opportunities and acquisitions and to execute operational strategies. The loss of services of Messrs. Fatjo, Jr. or Kruszka or any other senior management member could significantly impair our ability to identify and secure new contracts and otherwise disrupt our operations. We do not maintain key person life insurance on any of our senior executives. We have entered into employment agreements with our executive officers that contain non-compete and confidentiality covenants. Despite these agreements, we may not be able to retain these officers and may not be able to enforce the non-compete and confidentiality covenants in their employment agreements.
Members of our senior management will devote a portion of their time to Waste Corporation of America LLC’s operations, which will divert their attention from our business and operations.
     As indicated above, our continued success largely depends on the continued contributions of our senior management. However, Messrs. Fatjo, Jr. and Kruszka and other members of our senior management also serve as executive officers of our former parent, Waste Corporation of America LLC, and, therefore, devote a portion of their time to matters other than our business and operations. We believe that senior management will devote approximately 10% of their time, on average, to Waste Corporation of America LLC’s operations.
Conflicts of interest to our and our stockholders’ detriment may arise between us and Waste Corporation of America and its controlling equity holders, who own a significant portion of our equity and has one director on our board.
     William P. Esping and other related individuals and entities beneficially own approximately 12.8% of our common stock. Additionally, these parties continue to own approximately 60% of the equity interests of Waste Corporation of America LLC, our former parent and a privately held solid waste company with which we have administrative services, non-competition and other arrangements. Mr. Ballard O. Castleman, who is a member of our board of directors, has an ownership position in Waste Corporation of America LLC. In the event a conflict of interest arises between us and Waste Corporation of America LLC and these parties, Mr. Castleman could favor his interests in Waste Corporation of America LLC over his interests in us to the detriment of us and our other stockholders.
Our executive officers, directors and their related entities own a significant interest in our voting stock and may be able to exert significant influence over our management and affairs, which may discourage a potential change of control transaction.
     As of February 1, 2006, our executive officers, directors and their related entities owned or controlled approximately 14.2% of the outstanding shares of our common stock. Accordingly, these parties, acting together, could possess a controlling vote on matters submitted to a vote of the holders of our common stock. As long as these individuals beneficially own a significant interest, they will have the ability to significantly influence the election of members of our board of directors and to influence our management and affairs. William P. Esping and other related individuals and entities, collectively beneficially own approximately 12.8% of our common stock, as well as approximately 60% of the equity of Waste Corporation of America LLC with which we have administrative services, non-competition and other arrangements. This concentration of ownership, the potential ability to significantly influence our management and affairs, and the potential conflicts of interests relating to Waste Corporation of America LLC may have the effect of preventing or discouraging transactions involving a potential change of control or otherwise adversely affect us.
Provisions in our second amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could prohibit a change of control that our stockholders may favor and which could negatively affect our stock price.
     Provisions in our second amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Our second amended and restated certificate of incorporation and our amended and restated bylaws:
•	authorize the issuance of blank check preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•	require super-majority voting to effect amendments to provisions of our amended and restated bylaws concerning the number of directors;

•	limit who may call special meetings;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholders meeting; and

•	require that vacancies on the board of directors, including newly created directorships, be filled only by a majority vote of directors then in office.
     In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.
We do not anticipate paying cash dividends on our common stock in the foreseeable future, so you can only realize a return on your investment by selling your shares of our common stock.
     We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors and are prohibited by the terms of our credit facility. Accordingly, for the foreseeable future you can only realize a return on your investment by selling your shares of our common stock.
We may issue preferred stock that has a liquidation or other preference over our common stock without the approval of the holders of our common stock, which may affect those holders rights or the market price of our common stock.
     Our board of directors is authorized to issue series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
     Some of the statements contained under “Risk Factors” and elsewhere in this prospectus and contained in the documents incorporated in this prospectus by reference are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” or “opportunity,” the negatives of these words, or similar words or expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. This is true of our description of our acquisition strategy and any expected benefits from any acquisitions or acquisition strategy for example. It is also true of our statements concerning “run rates,” which are estimates based upon a mixture of historical and projected results and forecasts provided by third parties.
     We caution that forward-looking statements are not guarantees and are subject to known and unknown risks and uncertainties. Since our business, operations and strategies are subject to a number of risks, uncertainties and other factors, actual results may differ materially from those described in the forward-looking statements.
     Thus, for example, our future financial performance will depend significantly on our ability to execute our acquisition strategy, which will be subject to many risks and uncertainties including, but not limited to, the following:
•	we may be unable to identify, complete or integrate future acquisitions successfully;

•	we compete for acquisition candidates with other purchasers, some of which have greater financial resources and may be able to offer more favorable terms;

•	revenue and other synergies from acquisitions may not be fully realized or may take longer to realize than expected;

•	we may not be able to improve internalization rates by directing waste volumes from acquired businesses to our landfills for regulatory, business or other reasons;

•	businesses that we acquire may have unknown liabilities and require unforeseen capital expenditures;

•	changes or disruptions associated with making acquisitions may make it more difficult to maintain relationships with customers of the acquired businesses;

•	in connection with financing acquisitions, we may incur additional indebtedness, or may issue additional shares of our common stock which would dilute the ownership percentage of existing stockholders; and

•	rapid growth may strain our management, operational, financial and other resources.
     Our business is also subject to a number of operational risks and uncertainties that could cause our actual results of operations or our financial condition to differ from any forward-looking statements. These include, but are not limited to, the following:
•	we may not be able to obtain or maintain the permits necessary for operation and expansion of our existing landfills or landfills that we might acquire or develop;

•	our costs may increase for, or we may be unable to provide, necessary financial assurances to governmental agencies under applicable environmental regulations relating to our landfills;

•	governmental regulations may require increased capital expenditures or otherwise affect our business;

•	our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and we may not always have access to the additional capital that we require to execute our growth strategy;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance, regulatory developments and insurance costs;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	increases in the costs of disposal, labor and fuel could reduce operating margins;

•	increases in costs of insurance or failure to maintain full coverage could reduce operating income;

•	we are subject to environmental and safety laws, which restrict our operations and increase our costs, and may impose significant unforeseen liabilities;

•	we compete with large companies and municipalities with greater financial and operational resources, and we also compete with alternatives to landfill disposal;

•	covenants in our credit facilities and the instruments governing our other indebtedness may limit our ability to grow our business and make capital expenditures;

•	changes in interest rates may affect our results of operations;

•	a downturn in U.S. economic conditions or the economic conditions in our markets may have an adverse impact on our business and results of operations;

•	the effect that weather has on our quarter to quarter results, as well as the effect of extremely harsh weather or natural disasters on our operations;

•	failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price; and

•	our success depends on key members of our senior management, the loss of any of whom could disrupt our customer and business relationships and our operations.
     In our filings with the Securities and Exchange Commission (including the annual report on Form 10-K for the year ended December 31, 2004 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005), we describe these and other risks in greater detail. We refer you to those filings for additional information.
     The forward-looking statements included in this prospectus are only made as of the date of this prospectus and we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. The forward-looking statements included in the documents incorporated by reference are accurate only as of the date of the document incorporated by reference.

THE COMPANY
     We are a vertically integrated, non-hazardous solid waste management company providing non-hazardous construction/demolition, industrial and municipal solid waste collection, transfer, processing, and disposal services in the south and central regions of the United States. As of October 31, 2005, we served approximately 171,000 commercial, industrial and residential customers in Alabama, Arkansas, Florida, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Texas. We serve our customers through 23 collection operations, 21 transfer stations/materials recovery facilities, and 19 landfills. Two of our transfer stations, one MSW landfill and one C&D landfill are fully permitted but have not yet commenced operations, and two transfer stations are idle. Additionally, we currently operate but do not own two of the transfer stations, and we hold certain prepaid disposal rights at landfills in Texas, Oklahoma and Arkansas owned and operated by others.
     WCA Waste was incorporated as a Delaware corporation in February 2004, and our principal operating subsidiary, WCA Waste Systems, Inc., was incorporated in Delaware in September 2000. Following its incorporation, WCA Waste Systems, Inc. acquired 32 separate solid waste management operations from Waste Management, Inc. From our formation through October 31, 2005, we have successfully integrated 63 operating locations acquired in a total of 25 transactions (including the transaction with Waste Management, Inc.).
     We serve as a holding company for our subsidiaries, each of which is wholly owned and controlled by us. Prior to an internal corporate reorganization completed prior to our initial public offering in June 2004, we were a wholly owned subsidiary of Waste Corporation of America, LLC. As a result of the internal corporate reorganization, we briefly became the parent of Waste Corporation of America, which we then spun off as a separate company with operations, assets and liabilities associated with Waste Corporation of America’s Florida, Colorado and New Mexico operations. For information regarding the internal corporate reorganization completed prior to our initial public offering in June 2004, please read “—Internal Reorganization and Relationship With Waste Corporation of America” contained in our Annual Report on Form 10-K for the year ended December 31, 2004.
     Our principal executive offices are located at One Riverway, Suite 1400, Houston, Texas 77056, and our telephone number is (713) 292-2400. Our website can be visited at www.wcawaste.com. Information on our website or any other website is not incorporated into this prospectus by reference and does not constitute a part of this prospectus.

USE OF PROCEEDS
     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     This prospectus relates to offers and sales by the selling stockholders of shares of common stock acquired under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan. As noted in the table below, certain of the selling stockholders are our executive officers and directors. In addition to those selling stockholders named in the table below, certain unnamed non-affiliates of ours, each of whom may sell up to 1,000 shares of our common stock, may use this prospectus for reoffers and resales of such shares.
     As the selling stockholders may sell all or some part of the common stock that they hold under this prospectus and this offering is not being underwritten on a firm commitment basis, we are unable to estimate the amount of common stock that will be held by the selling stockholders upon termination of this offering. Our common stock offered by this prospectus may be offered from time to time, in whole or in part, by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement. There can be no assurance that the selling stockholders will offer or sell any of their shares registered in this offering.
     The following table sets forth information as of February 1, 2006 regarding the beneficial ownership of our common stock by the selling stockholders prior to this offering, the shares of our common stock to be offered by the selling stockholders in this offering and the beneficial ownership of our common stock by the selling stockholders after this offering. As of February 1, 2006, there were 16,666,853 shares of our common stock outstanding.
     Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table has sole voting and investment power with respect to all shares beneficially owned. The address of the selling stockholders is c/o WCA Waste Corporation, One Riverway, Suite 1400, Houston, Texas 77056.

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to the Offering (1)				After the Offering (1) (2)
	Number of			Shares of	Number of
	Shares of		Percent of	Common Stock	Shares of		Percent of
Name of Selling Stockholders	Common Stock		Class	to be Offered	Common Stock		Class
Tom J. Fatjo, Jr. Chairman of the Board and Chief Executive Officer	920,816	(3)	5.5%	75,963	844,853	(3)	5.1%
Jerome M. Kruszka President and Chief Operating Officer and Director	567,175	(4)	3.4%	75,963	491,212	(4)	3.0%
Charles A. Casalinova Senior Vice President and Chief Financial Officer	267,668	(5)	1.6%	56,977	210,691	(5)	1.3%
Tom J. Fatjo, III Senior Vice President-Finance and Secretary	407,429	(6)	2.4%	47,463	359,966	(6)	2.2%
Richard E. Bean Director	116,683	(7)	*	6,316	110,367	(7)	*
Ballard O. Castleman Director	60,192	(8)	*	6,316	53,876	(8)	*
Roger A. Ramsey Director	30,316	(9)	*	6,316	24,000	(7)	*
Kevin D. Mitchell	15,895		*	4,895	11,000		*
John K. O’Brien	33,301		*	3,679	29,622		*
Billy J. Hobby	31,969		*	3,347	28,622		*
John C. Sesera	50,256		*	3,205	47,051		*
Joseph J. Scarano, Jr.	27,206		*	3,584	23,622		*
John E. Menger	58,904		*	3,350	55,554		*
Steve Seed	8,799		*	3,411	5,388		*

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to the Offering (1)			After the Offering (1) (2)
	Number of		Shares of	Number of
	Shares of	Percent of	Common Stock	Shares of	Percent of
Name of Selling Stockholders	Common Stock	Class	to be Offered	Common Stock	Class
David Ewell	21,445	*	2,671	18,774	*
Barbara Kiser	34,328	*	2,437	31,891	*
Michael L. Paxton	122,197	*	3,647	118,550	*
Charles P. Hunt	22,103	*	2,374	19,729	*
Danielle Renee Forget-Shield	11,789	*	2,289	9,500	*
Matthew Graham	15,225	*	2,197	13,028	*
Robert Douglas Bartee	12,325	*	1,974	10,351	*
Matthew May	153,010	*	1,431	151,579	*
Richard May	139,860	*	1,431	138,429	*
Nancy Shearer	1,053	*	1,053	—	—
Ken Biggs	1,000	*	1,000	—	—
Other unnamed stockholders	96,689	*	17,448	79,241	*

*	Represents beneficial ownership of less than 1%.

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	Assumes all the shares of our common stock that may be offered are sold.

(3)	Includes 98,368 shares owned by Tom J. Fatjo, Jr. Trust, of which Mr. Fatjo, Jr. is the trustee, and as such, he has voting and investment power over the assets of such trust, including shares of common stock. Also includes 12,296 shares owned by Jacqueline Fatjo 1998 Gift Trust and 12,296 shares owned by Channing Fatjo 1998 Gift Trust, of which his daughters are the beneficiaries. Also includes: (a) 211,491 shares owned by Fatjo WCA Partners, L.P., a limited partnership controlled by Mr. Fatjo, Jr.; (b) 58,131 shares owned by FFAP, Ltd., a limited partnership, the sole general partner of which is a corporation controlled by Mr. Fatjo, Jr.; (c) 51,288 shares representing Mr. Fatjo’s proportionate indirect interest in shares owned by Waste Corporation of America, LLC; and (d) 100,000 shares underlying options currently exercisable. Mr. Fatjo, Jr. disclaims beneficial ownership of the securities held by Fatjo WCA Partners, L.P., FFAP Ltd. and Waste Corporation of America, LLC except to the extent of his pecuniary interest therein.

(4)	Includes: (a) 26,938 shares representing Mr. Kruszka’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Kruszka disclaims beneficial ownership; and (b) 100,000 shares underlying options currently exercisable.

(5)	Includes: (a) 9,343 shares representing Mr. Casalinova’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Casalinova disclaims beneficial ownership; and (b) 75,000 shares underlying options currently exercisable.

(6)	Includes: (a) 3,074 shares owned by Thomas J. Fatjo, IV Descendant’s Trust; (b) 3,074 shares owned by Berkeley E. Fatjo Descendant’s Trust; (c) 3,074 shares owned by Travis C. Fatjo Descendant’s Trust; (d) 3,074 shares owned by Justin D. Ruud Descendant’s Trust; (e) 3,074 shares owned by Landon C. Ruud Descendant’s Trust; (f) 12,296 shares owned by Jacqueline Fatjo 1998 Gift Trust; and (g) 12,296 shares owned by Channing Fatjo 1998 Gift Trust. Mr. Fatjo, III is the trustee of each of these trusts, and as such, he has voting and investment power over the assets of such trusts, including their shares of common stock. Also includes: (w) 11,510 shares held by Mr. Fatjo, III as a limited partner of FFAP, Ltd.; (x) 26,172 shares held by Mr. Fatjo, III as a limited partner of Fatjo WCA Partners, L.P.; (y) 18,617 shares representing Mr. Fatjo, III’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Fatjo, III disclaims beneficial ownership; and (z) 65,000 shares underlying options currently exercisable.

(7)	Includes: (a) 6,222 shares representing Mr. Bean’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Bean disclaims beneficial ownership; and (b) 20,000 shares underlying options currently exercisable.

(8)	Includes: (a) 2,333 shares representing Mr. Castleman’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Castleman disclaims beneficial ownership; and (b) 20,000 shares underlying options currently exercisable.

(9)	Includes 20,000 shares underlying options currently exercisable.

PLAN OF DISTRIBUTION
     We are registering the common stock covered by this prospectus for the selling stockholders listed in the table set forth under the caption “Selling Stockholders.” As used in this prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their permitted donees, pledges, transferees, successors-in-interest or others who may later hold such selling stockholder’s interests in the shares of our common stock covered by this prospectus and are entitled to resell the shares using this prospectus. We have registered the selling stockholders’ shares of our common stock for resale to provide the selling stockholders with freely tradeable shares of our common stock. However, resales by our executive officers and non-employee directors pursuant to this prospectus must still comply with the requirements of Rule 144 of the Securities Act. Registration of the selling stockholders’ shares of our common stock does not necessarily mean that the selling stockholders will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of the selling stockholders’ shares.
     The selling stockholders may sell the common stock being offered by this prospectus in one or more of the following ways at various times, which may include block transactions or crosses:
•	to underwriters for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through brokers, dealers or agents to the public or to institutional investors.
     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised the selling stockholders that the anti-manipulative rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may sell the common stock on The Nasdaq National Market or any other exchange or automated quotation system on which our common stock may be listed in the future, in negotiated transactions or through a combination of these methods. Those sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any of those derivative securities.
     In addition, the selling stockholders may sell some or all of the shares of common stock covered by this prospectus through:
•	block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.
     When selling the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. For example, the selling stockholders may:
•	enter into transactions involving short sales of the common stock by broker-dealers or other financial institutions;

•	sell common stock short themselves and redeliver such shares to close out their short positions;

•	enter into options or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or other financial institution, who will then resell or transfer the common stock under this prospectus (as supplemented or amended to reflect the transaction); or

•	loan or pledge the common stock to a broker-dealer or other financial institution, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     Broker-dealers engaged in connection with the sale of shares of common stock covered by this prospectus may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers of the shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of a particular broker-dealer may be less than or in excess of customary commissions. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers or agents involved in the sale or resale of the common stock may be deemed to be “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents in connection with the sale or resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.
     In addition to selling shares of common stock under this prospectus, the selling stockholders may:
•	transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell shares of common stock pursuant to Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

•	sell shares of common stock by any other legally available means.
     Other than Rule 10b5-1 plans created by certain of the selling stockholders, we are not aware of any agreements, arrangements or understandings between the selling stockholders and any brokers, dealers, agents or underwriters regarding the sale of shares of common stock by the selling stockholders.
     Upon our being notified by the selling stockholders that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a supplement to this prospectus, if one is required, under Rule 424(b) under the Securities Act. That supplement, if required, will disclose to the extent applicable:
•	the name of the selling stockholders and of any participating underwriter, broker-dealer or agent;

•	the number of shares involved;

•	the price at which those shares were sold;

•	the commissions paid or discounts or concessions allowed; and

•	other facts material to the transaction.
     In addition, if required by the Securities Act, we will file a supplement to this prospectus upon being notified by the selling stockholders that any successor-in-interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of common stock.
LEGAL MATTERS
     Andrews Kurth LLP will pass upon the validity of the common stock offered by this prospectus.
EXPERTS
     The consolidated financial statements of WCA Waste Corporation (formerly WCA Waste Systems, Inc.) and Subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, and the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” on January 1, 2003.
     The consolidated financial statements of Meyer & Gabbert Excavating Contractors, Inc. as of and for the year ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of Bobbitt, Pittenger & Company, P.A., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The combined financial statements of Material Recovery, LLC and Affiliates as of December 31, 2004, and for the year ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of Melton & Melton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE
     The following documents and information previously filed by us with the Securities and Exchange Commission, or SEC, are incorporated by reference in this prospectus:
(1)	The annual report on Form 10-K for the fiscal year ended December 31, 2004 as filed by us with the SEC (File No. 000-50808) on March 24, 2005.

(2)	The quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 as filed by us with the SEC (File No. 000-50808) on May 13, 2005, August 9, 2005 and November 8, 2005, respectively.

(3)	The current reports on Form 8-K as filed by us with the SEC (File No. 000-50808) on January 18, 2005, January 21, 2005, April 6, 2005 (as subsequently amended on June 14, 2005), April 25, 2005, May 4, 2005 (except for Items 2.02 and 7.01 thereof and the related exhibits), June 1, 2005, October 6, 2005 (as subsequently amended on December 19, 2005) and December 22, 2005.

(4)	The description of our common stock set forth under the caption “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (File No. 000-50808) as filed by us with the SEC on June 21, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including all amendments and reports filed for the purpose of updating such description.
     All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this prospectus and prior to the termination of the offering relating to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date such documents are filed.
     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     Documents incorporated by reference in this prospectus are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You may request a copy of documents incorporated by reference in this prospectus by contacting us in writing or by telephone at our principal executive offices:
WCA Waste Corporation
Attention: Investor Relations
One Riverway, Suite 1400
Houston, Texas 77056
Telephone: (713) 292-2400
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. The prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by that reference.
     We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. The registration statement on Form S-8, of which this prospectus is a part, including the attached exhibits and schedules thereto, and any other information that we may file with the SEC may be inspected and copied at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, copies of the registration statement, including the exhibits and schedules, and the periodic reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC’s Internet site at http://www.sec.gov.
     We also make available free of charge on the Investors Relations section of our Internet website at http://www.wcawaste.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website or any other website is not incorporated into this prospectus by reference and does not constitute a part of this prospectus.
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our directors and officers have the benefit of certain indemnification rights included in the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws and other agreements. Our directors and officers are also covered by certain insurance policies that we maintain. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company incorporates by reference in this registration statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):
(1)	The annual report on Form 10-K for the fiscal year ended December 31, 2004 as filed by the Company with the Commission (File No. 000-50808) on March 24, 2005.

(2)	The quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 as filed by the Company with the Commission (File No. 000-50808) on May 13, 2005, August 9, 2005 and November 8, 2005, respectively.

(3)	The current reports on Form 8-K as filed by the Company with the Commission (File No. 000-50808) on January 18, 2005, January 21, 2005, April 6, 2005 (as amended on June 14, 2005), April 25, 2005, May 4, 2005 (except for Items 2.02 and 7.01 thereof and the related exhibits), June 1, 2005, October 6, 2005 (as subsequently amended on December 19, 2005) and December 22, 2005.

(4)	The description of the Company’s common stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A as filed by the Company with the Commission (File No. 000-50808) on June 21, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments and reports filed for the purpose of updating such description.
     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 8.1 of the Company’s Second Amended and Restated Certificate of Incorporation states that:
“The Corporation shall indemnify, to the fullest extent permitted by applicable law, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.”
Section 8.2 of the Company’s Amended and Restated Bylaws further provides that the Company shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the laws of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides as follows:
“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
     The Company’s Amended and Restated Bylaws provide that the registrant may secure insurance on behalf of any officer, director, employee or other agent. Section 8.6 of the Company’s Amended and Restated Bylaws provides as follows:
“The Board of Directors may authorize, by a vote of the majority of the number of directors then in office, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.”
In accordance with its Amended and Restated Bylaws, the Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     The Company’s Second Amended and Restated Certificate of Incorporation and the DGCL limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from breaches of the director’s fiduciary duties. Section 102(b)(7) of the DGCL provides in part that a corporation’s certificate of incorporation may contain: “A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit.” Section 5.2 of the Company’s Second Amended and Restated Certificate of Incorporation states that:
“To the fullest extent now or hereafter permitted by the DGCL, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.”
     Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     The shares of common stock to be resold pursuant to this registration statement were previously issued to certain of the Company’s officers, non-employee directors and employees under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The Company believes that exemptions other than the foregoing exemption may exist for these transactions.
Item 8. Exhibits.

Exhibit
Number	Description

+4.1	Second Amended and Restated Certificate of Incorporation of WCA Waste Corporation (incorporated by reference to Exhibit 3.1 to WCA Waste Corporation’s Current Report on Form 8-K (File No. 000-50808) filed on December 22, 2005).

+4.2	Amended and Restated Bylaws of WCA Waste Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 6 to WCA Waste Corporation’s Registration Statement on Form S-1 (File No. 333-113416) filed on June 21, 2004).

+4.3	Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.1 to WCA Waste Corporation’s Current Report on Form 8-K (File No. 000-50808) filed on June 1, 2005).

+4.4	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to WCA Waste Corporation’s Registration Statement on Form S-1 (File No. 333-113416) filed on May 14, 2004).

+4.5	First Lien Credit Agreement, dated as of April 28, 2005, among WCA Waste Systems, Inc., Wells Fargo Bank, National Association, as administrative agent and collateral agent, Comerica Bank, as syndication agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.12 to the registrant’s Form 10-Q (File No. 000-50808) filed with the SEC on May 13, 2005).

+4.6	Second Lien Credit Agreement, dated as of April 28, 2005, among WCA Waste Systems, Inc., Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other lenders thereto (incorporated by reference to Exhibit 10.13 to the registrant’s Form 10-Q (File No. 000-50808) filed with the SEC on May 13, 2005).

Exhibit
Number	Description

+4.7	Form of Stock Option Agreement under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant’s Form 10-Q (File No. 000-50808) filed with the SEC on November 10, 2004).

+4.8	Form of Executive Officer Restricted Stock Grant under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.15 to WCA Waste Corporation’s Annual Report on Form 10-K (File No. 000-50808) filed on March 24, 2005).

+4.9	Form of Non-Employee Director Restricted Stock Grant under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.21 to WCA Waste Corporation’s Annual Report on Form 10-K (File No. 000-50808) filed on March 24, 2005).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Melton & Melton, LLP.

*23.3	Consent of Bobbitt, Pittenger & Company, P.A.

*23.4	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3–19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B (§230.430B of this chapter):
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 15, 2006.

WCA WASTE CORPORATION

By:	/s/ Charles A. Casalinova

Charles A. Casalinova
Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of WCA Waste Corporation hereby constitutes and appoints Tom J. Fatjo, III, J. Edward Menger and Charles A. Casalinova, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tom J. Fatjo, Jr. Tom J. Fatjo, Jr.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 15, 2006

/s/ Jerome M. Kruszka Jerome M. Kruszka	President and Chief Operating Officer and Director	February 15, 2006

/s/ Charles A. Casalinova Charles A. Casalinova	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 15, 2006

/s/ Kevin D. Mitchell Kevin D. Mitchell	Vice President and Controller (Principal Accounting Officer)	February 15, 2006

/s/ Richard E. Bean Richard E. Bean	Director	February 15, 2006

	Director	February 15, 2006
Ballard O. Castleman

/s/ Roger A. Ramsey Roger A. Ramsey	Director	February 15, 2006

EXHIBIT INDEX

Exhibit
Number	Description

+4.1	Second Amended and Restated Certificate of Incorporation of WCA Waste Corporation (incorporated by reference to Exhibit 3.1 to WCA Waste Corporation’s Current Report on Form 8-K (File No. 000-50808) filed on December 22, 2005).

+4.2	Amended and Restated Bylaws of WCA Waste Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 6 to WCA Waste Corporation’s Registration Statement on Form S-1 (File No. 333-113416) filed on June 21, 2004).

+4.3	Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.1 to WCA Waste Corporation’s Current Report on Form 8-K (File No. 000-50808) filed on June 1, 2005).

+4.4	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to WCA Waste Corporation’s Registration Statement on Form S-1 (File No. 333-113416) filed on May 14, 2004).

+4.5	First Lien Credit Agreement, dated as of April 28, 2005, among WCA Waste Systems, Inc., Wells Fargo Bank, National Association, as administrative agent and collateral agent, Comerica Bank, as syndication agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.12 to the registrant’s Form 10-Q (File No. 000-50808) filed with the SEC on May 13, 2005).

+4.6	Second Lien Credit Agreement, dated as of April 28, 2005, among WCA Waste Systems, Inc., Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other lenders thereto (incorporated by reference to Exhibit 10.13 to the registrant’s Form 10-Q (File No. 000-50808) filed with the SEC on May 13, 2005).

+4.7	Form of Stock Option Agreement under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant’s Form 10-Q (File No. 000-50808) filed with the SEC on November 10, 2004).

+4.8	Form of Executive Officer Restricted Stock Grant under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.15 to WCA Waste Corporation’s Annual Report on Form 10-K (File No. 000-50808) filed on March 24, 2005).

+4.9	Form of Non-Employee Director Restricted Stock Grant under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan (incorporated by reference to Exhibit 10.21 to WCA Waste Corporation’s Annual Report on Form 10-K (File No. 000-50808) filed on March 24, 2005).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Melton & Melton, LLP.

*23.3	Consent of Bobbitt, Pittenger & Company, P.A.

*23.4	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.

*	Filed herewith.